Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-285522) and related Prospectus of Fractyl Health, Inc. for the registration of shares of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 3, 2025, with respect to the consolidated financial statements of Fractyl Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts March 13, 2025